Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey

Director, Investor Relations & Corporate Communications

704.973.7107

jstorey@horizonlines.com

HORIZON LINES REPORTS THIRD-QUARTER FINANCIAL RESULTS

Quarter Negatively Impacted by Goodwill Impairment Charge,

FSX Losses, Volume and Rate Pressures

CHARLOTTE, NC, November 7, 2011 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal third quarter ended September 25, 2011.

Financial results are being presented on a continuing operations basis, excluding discontinued logistics operations.

Comparison of GAAP and Non-GAAP Results from Continuing Operations

(in millions, except per share data)*	Quarters Ended
	9/25/11	9/19/10
GAAP:
Operating revenue	$321.9	$297.6
Net (loss) income	$(126.5)	$8.2
Net (loss) income per diluted share	$(4.09)	$0.26

Non-GAAP:*
EBITDA	$(98.6)	$33.2
Adjusted EBITDA	$21.9	$36.6
Adjusted net (loss) income	$(5.6)	$11.4
Adjusted net (loss) income per share	$(0.18)	$0.37

*	See attached schedules for reconciliation of third-quarter 2011 and 2010 reported GAAP results to Non-GAAP results.

On a GAAP basis, the third-quarter net loss from continuing operations totaled $126.5 million, or $4.09 per diluted share, on revenue from continuing operations of $321.9 million. On an adjusted basis, the company recorded a third-quarter net loss from continuing operations of $5.6 million, or $0.18 per diluted share, after excluding charges totaling $120.9 million, after tax, or $3.91 per share. The pre-tax charges include a $117.5 million goodwill impairment charge, as well as a $2.2 million impairment of our Guam cranes, which have been classified as held for sale. The pre-tax charges also include $0.7 million for antitrust-related legal fees, $0.3 million of non-cash interest accretion related to a legal settlement, $0.1 million for employee severance, and a tax expense impact of $0.1 million.

Horizon Lines 3rd Quarter 2011	Page 2 of 15

Certain qualitative and quantitative factors, including a deterioration in earnings and the expected shutdown of the FSX service, indicated that the company may have goodwill impairment. Although the Company has not yet completed its analysis due to the complexities involved in determining the implied fair value of goodwill, it has concluded that an impairment loss is probable and can be reasonably estimated. The pre-tax $117.5 million goodwill impairment charge represents the company’s best estimate at this time. The Company’s estimated $117.5 million impairment charge is due to the reduction in projected earnings as well as an appreciation in the fair value of certain long term assets above book value. The final amount of the impairment charge will be determined in the fourth quarter of 2011 and may require an adjustment to the estimated amount, which may be material.

In 2010, Horizon Lines reported third-quarter net income from continuing operations of $8.2 million, or $0.26 per diluted share, on revenue of $297.6 million. On an adjusted basis, net income from continuing operations totaled $11.4 million, or $0.37 per diluted share, after excluding impairment charges, antitrust-related legal expenses, costs for early retirement of certain union employees, and tax adjustments totaling $3.2 million, or $0.11 per share.

Container volume for the 2011 third quarter totaled 80,155 loads, a 22.0% increase from 65,726 loads for the same period a year ago. The volume growth was due to the company’s new China service, which began operating in December 2010. Excluding China revenue loads in the third quarters of 2011 and 2010, 2011 volume totaled 62,882 loads, a decrease of 2,294 loads, or 3.5%, from 65,176 loads a year ago. Relative to the 2010 third quarter, volumes were up in Guam, and down in Alaska, Hawaii and Puerto Rico.

Container rates, net of fuel, for the 2011 third quarter fell 12.4% to $2,843 from $3,247 a year ago. The reduction was due to the addition of volume in the company’s China service, with lower average rates, and continuing pricing pressures in Puerto Rico. Excluding China, container rates, net of fuel, rose 0.4% to $3,267 in the third quarter from a year ago.

Volume, Rates and Fuel

	Quarters Ended
	9/25/11	9/19/10	Change
Volume :
Domestic Ocean Services*	62,882	65,176	(3.5)%
China	17,273	550	NM
Total	80,155	65,726	22.0%

Unit Revenue Per Container:
Total	$3,763	$3,910	(3.8)%
Net of Fuel	$2,843	$3,247	(12.4)%
Net of Fuel, excluding China*	$3,267	$3,254	0.4%

Average Fuel Cost:	$669	$460	45.4%

*	Alaska, Hawaii, Puerto Rico & Guam NM: Not Meaningful

Horizon Lines 3rd Quarter 2011	Page 3 of 15

The company’s vessels delivered 83% on-time performance, measured to the minute, in the third quarter, 10 percentage points below the 93% on-time performance recorded in the same quarter a year ago. The decline was mostly due to delays in the trans-Pacific service related to fog, port congestion and typhoon activity in Asia, as well as hurricane avoidance in the Puerto Rico tradelane. Combined on-time performance, measured to the minute, for Alaska, Hawaii and Puerto Rico was 87%.

Vessel utilization was 61% during the quarter, compared with 58% in 2010, due largely to an increase in westbound China volumes. Vessel availability remained near 100%, a result of the company’s comprehensive fleet maintenance program.

“The third quarter was adversely impacted by continued and growing losses in our trans-Pacific service, and to a much lesser extent by lower volumes in our domestic tradelanes and continued rate pressure in Puerto Rico,” said Stephen H. Fraser, President and Chief Executive Officer. “Additionally, our results were hurt by the loss of steady revenue from our previous trans-Pacific agreement and the expiration of certain equipment sharing agreements with Maersk that were in place during the year-ago quarter.

“Our trans-Pacific service operated at a much wider-than-anticipated loss, resulting from falling container rates and our inability to adequately recover fuel cost increases,” Mr. Fraser continued. “While the service has been successful in meeting most of its operating and volume objectives, its financial performance has been severely pressured by the tradelane’s persistent rate weakness, evidenced by the more than 37% decline in eastbound freight rates over the past 12 months, and by the more than 40% rise in fuel prices since we launched the service in December 2010.”

In the fourth quarter, Horizon Lines announced on October 24, 2011, that it is discontinuing its trans-Pacific service due to the expected continuation of a weak and volatile trans-Pacific rate environment, high fuel prices and the resulting outlook for continued large operating losses. The company will cease all operations related to the service during the fourth quarter and classify it as a discontinued operation. As a result of the shutdown, the company expects to record a pretax restructuring charge of approximately $105 million to $110 million in its fiscal fourth quarter of 2011. The estimated charge includes costs for: vessel lease expense, net of estimated sublease income; the return of excess rolling stock equipment; severance and facility expenses.

Regarding the company’s outlook, economic conditions remain challenging in the fourth quarter across all of the company’s markets. However, the company is well positioned in its markets and operating under a new debt structure, and will soon be solely focused on its core domestic ocean shipping business.

“With our refinancing completed in early October, we now have in place a new, long-term capital structure that removes the refinancing risk related to the maturity of our previous debt,” Mr. Fraser said. “And with our decision to terminate our trans-Pacific service, we have also moved decisively to limit the losses caused by the volatile rate environment and high fuel prices. Together, these actions position us on solid financial footing, with

Horizon Lines 3rd Quarter 2011	Page 4 of 15

adequate liquidity to fund our continuing core domestic operations and the shutdown of our China/Guam service, as well as provide us with the opportunity to deliver a more predictable financial performance in the future.”

Third-Quarter 2011 Financial Highlights

•

Operating Revenue – Third-quarter operating revenue from continuing operations increased 8.2% to $321.9 million from $297.6 million a year ago. Fuel surcharges accounted for approximately 22.9% of total revenue in the 2011 third quarter, compared with 14.6% of total revenue in the year-ago quarter. The largest factors in the $24.3 million revenue improvement were: a $30.1 million increase in revenue from the new China service and a $22.6 million growth in fuel surcharges. These gains were partially offset by a $18.5 million revenue decline resulting from lost space charter revenue; a $7.5 million decrease in revenue related to domestic volume shortfalls; a $1.5 million decline in terminal services revenue; and a $0.9 million contraction related to domestic container rates and mix.

Operating Revenue Change (in millions)

	Third Quarter	Nine Months
International revenue	$30.1	$82.6
Fuel Surcharges	22.6	38.6
Space charter	(18.5)	(59.1)
Domestic volume	(7.5)	(16.8)
Terminal services	(1.5)	3.2
Domestic Rate / Mix	(0.9)	2.7

Total Increase	$24.3	$51.2

•

Operating Income – GAAP operating loss from continuing operations for the third quarter totaled $113.5 million, compared with operating income of $18.1 million a year ago. The GAAP operating loss includes $120.5 million in charges related to goodwill impairment, equipment impairment, antitrust-related legal expenses, and employee severance (see reconciliation tables for specific line-item amounts). The 2010 third-quarter GAAP operating income includes $3.4 million for equipment impairment, antitrust-related legal expenses and costs for union employee severance. Adjusting for these items, the third-quarter 2011 adjusted operating income from continuing operations totaled $7.1 million, compared with $21.5 million a year ago. Third-quarter 2011 operating results were negatively impacted by the termination of various agreements with Maersk, reduced domestic container volumes and lower rates. These negative factors were partially offset by vessel labor and lease savings and inland rail and trucking savings.

•

EBITDA – EBITDA from continuing operations totaled a negative $98.6 million for the 2011 third quarter, compared with a positive $33.2 million for the same period a year ago. Adjusted EBITDA from continuing operations for the third quarter of 2011 was $21.9 million, compared with $36.6 million for 2010. EBITDA and adjusted EBITDA for

Horizon Lines 3rd Quarter 2011	Page 5 of 15

the 2011 and 2010 third quarters were impacted by the same factors affecting operating income, as noted in the table below:

Adjusted EBITDA Change (in thousands)

	Third Quarter	Nine Months
2010 Adjusted EBITDA	$36,623	$79,326

Termination of Maersk agreements	(21,166)	(63,522)
Domestic volume shortfall	(3,856)	(8,524)
Rate, net of fuel, decline	(2,640)	(6,391)
Equipment required after Maersk termination	(2,272)	(5,763)
Non-transportation revenue	(1,564)	1,409
Sale of joint venture	—	(760)
No vessel incidents in 2011	—	2,206
Vessel operating costs	194	413
Space charter	249	(912)
Fuel recovery	334	(14,219)
Cost savings initiatives	3,634	7,884
China volume	11,845	34,695
Other	511	554

2011 Adjusted EBITDA	$21,892	$26,396

•	Shares Outstanding – The company had a weighted daily average of 30.9 million fully diluted shares outstanding for the third quarter of 2011, compared with 31.2 million a year ago.

•

Nine-Month Results – For the nine months ended September 25, 2011, operating revenue from continuing operations increased 5.9% to $914.8 million from $863.7 million for the same period in 2010. EBITDA from continuing operations totaled negative $86.3 million compared with a positive $73.6 million a year ago. Adjusted EBITDA for the 2011 nine-month period totaled $26.4 million, after excluding the $117.5 million goodwill impairment charge, a $18.2 million net expense reversal related to legal settlement reductions and $13.4 million in antitrust-related legal expenses, equipment impairment charges, refinancing costs and severance-related charges (see reconciliation tables for specific line-item amounts). Adjusted EBITDA for the 2010 nine-month period totaled $79.3 million, after excluding charges related to antitrust-related legal expenses, equipment impairment and severance-related charges totaling $5.7 million. The net loss from continuing operations for the 2011 nine-month period totaled $166.8 million, or $5.40 per share, compared with net income from continuing operations of $0.6 million, or $0.02 per share, for the same period a year earlier. The adjusted net loss from continuing operations for the nine-month period of 2011 totaled $54.2 million, or $1.75 per share, compared with adjusted net income from continuing operations of $6.2 million, or $0.19 per share, a year ago.

Horizon Lines 3rd Quarter 2011	Page 6 of 15

Liquidity, Credit Facility Compliance & Debt Structure

On October 5, 2011, the company completed a comprehensive refinancing of its entire capital structure, resulting in the reclassification of the company’s debt to “long-term” from “current” and substantially reducing the likelihood of any potential covenant defaults. Earlier in the year, the company received a “going-concern” audit opinion that was included in its form 10-K annual report, due to the company’s projected covenant defaults throughout 2011. As a result of the “going-concern” audit opinion, the company’s debt was classified as current in the balance sheets through the second quarter.

The funded debt component of Horizon Lines’ new capital structure includes $225 million of 11.00% first-lien secured notes due October 15, 2016; $100 million of second-lien secured notes maturing October 15, 2016 and bearing interest at 13.00% if paid in cash, 14.00% if paid 50% in cash and 50% in kind, and 15.00% if paid in kind (with additional second-lien secured notes); and $278.1 million of 6.0% convertible secured notes due April 15, 2017. Also remaining outstanding are $2.2 million of 4.25% convertible notes due August 15, 2012 and a $7.8 million capital lease. Currently, the company’s weighted average interest rate for funded debt is 9.02%, assuming cash payment on the second-lien notes.

A new asset-based loan (ABL) revolving credit facility provides liquidity for continuing operations. Availability under the ABL facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100 million. The ABL facility matures in October 2016 and bears interest at LIBOR or a base rate, plus a spread determined by a combination of revolver availability and a defined leverage ratio.

Currently, Horizon Lines is operating with ample ABL revolver availability. Letters of credit issued against the ABL facility total $19.3 million, but there are no outstanding borrowings. Total unused borrowing capacity is $59.1 million.

Please see attached schedules for the reconciliation of third-quarter and nine-month 2011 and 2010 reported GAAP results and Non-GAAP adjusted results.

Third-Quarter Tradelane Review

“In our traditional domestic ocean shipping business, reduced container volumes in each of our tradelanes relative to last year reflect the overall soft business climate that we have experienced in our markets,” Mr. Fraser said. “Alaska continued to benefit from a stable economy and solid third-party terminal services revenue. Hawaii exhibited sporadic growth led by tourism, while volume and rate pressures persisted in Puerto Rico, due largely to the ongoing multi-year recession there.

“Overall, consumers remain very cautious across all of our markets, due to the still uncertain macroeconomic environment,” Mr. Fraser continued. “As a result, we are continuing to focus on cost management and liquidity preservation efforts. These efforts include reducing operating costs, pursuing the sale of selected assets, and seeking contract concessions where practical.”

Horizon Lines 3rd Quarter 2011	Page 7 of 15

Third-quarter volume in Alaska declined slightly from a year ago, partly due to lower-than-anticipated seafood volumes and the closing of a major home improvement store in Kenai. The company’s Alaska business continued to benefit from third-party terminal services operations in the quarter. The state economy remains stable, and each Alaska citizen received $1,174 in October from this year’s permanent dividend fund payout. The company expects the business climate and volumes to remain stable through the fourth quarter.

In Hawaii, third-quarter volume contracted somewhat from a year ago, as the business environment remained challenged by the state’s slow economic recovery. A gradual recovery in tourism is expected to slowly add jobs, although overall construction remains flat and the state government continues to face fiscal challenges. The company is focusing on operational improvements and service reliability and believes the steady military sector and business from new, recently secured customers will help stabilize future volumes, although it expects overall consumer spending to remain constrained.

Third-quarter volume in Puerto Rico also declined from a year ago, due largely to the island’s continuing recession, high unemployment and ongoing overcapacity of carriers serving the market. These factors also pressured container rates during the quarter. Despite the challenges, including an active hurricane season, the company remains focused on providing timely service and competitive routes. Horizon Lines is the only carrier serving Puerto Rico from all three ports in Houston, Texas, Jacksonville, Florida, and Elizabeth, New Jersey.

The company’s FSX service, which includes Guam and China, continued to face significant challenges in the form of persistent rate softness, high fuel prices and lack of business and economic growth in Guam. Although the FSX operated at 85% capacity utilization in the third quarter, rates remained significantly below expectations, and the company was unable to sufficiently recover fuel costs. In Guam, volumes increased from a year ago, partly due to service enhancements and improved market share, but the military move from Okinawa to Guam remains delayed, which in turn has caused related construction projects to be placed on hold.

NYSE Suspension of Trading

Due to the recent decline in the company’s market capitalization, the New York Stock Exchange (NYSE) suspended trading of the company’s common stock, effective prior to the opening of trading on October 20, 2011. At that time, the company’s stock began trading on the over-the-counter (OTC) market under a new stock symbol, HRZL. The company is appealing the NYSE’s action. During the appeal process, its common stock will remain listed on the NYSE, but trade on the OTC. A delisting of the company’s common stock is not considered an event of default under the terms of either its previous convertible notes or new convertible notes issued in the refinancing. However, should the NYSE decide to delist the company’s common stock at the conclusion of the appeal process, all of the company’s new convertible notes outstanding at such time will not be eligible for automatic conversion into common stock. Thereafter, the company will also be unable to exercise its conversion rights related to the new convertible notes until the company’s common stock is listed on a national exchange.

Horizon Lines 3rd Quarter 2011	Page 8 of 15

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA, free cash flow and results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii and Puerto Rico. The company also provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the OTCQB Marketplace under symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “anticipate,” “will,” “may,” “expect,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: volatility in fuel prices; decreases in shipping volumes; failure to comply with the terms of our probation imposed by the court in connection with our plea relating to antitrust matters; any new adverse developments relating to antitrust matters in any of our trades; failure to resolve or successfully defend pending and future antitrust claims; government investigations related to environmental regulations including recordkeeping and reporting requirements for vessel-generated pollution; government investigations relating to the imposition of fuel

Horizon Lines 3rd Quarter 2011	Page 9 of 15

surcharges in connection with government contracts; any other government investigations and legal proceedings; suspension or debarment by the federal government; compliance with safety and environmental protection and other governmental requirements; increased inspection procedures and tighter import and export controls; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters, or; the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our Form 10-Q filed with the SEC on November 4, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(Tables Follow)

Horizon Lines 3rd Quarter 2011	Page 10 of 15

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 25, 2011	December 26, 2010
Assets
Current assets
Cash	$13,656	$2,751
Accounts receivable, net of allowance of $6,097 and $6,959 at September 25, 2011 and December 26, 2010, respectively	130,875	112,196
Prepaid vessel rent	4,158	4,076
Materials and supplies	30,246	29,413
Deferred tax asset	3,240	2,964
Assets held for sale	22,420	27,685
Assets of discontinued operations	450	6,883
Other current assets	13,023	7,406

Total current assets	218,068	193,374
Property and equipment, net	157,490	166,972
Goodwill	196,643	314,149
Intangible assets, net	79,719	80,824
Other long-term assets	25,549	30,438

Total assets	$677,469	$785,757

Liabilities and Stockholders’ (Deficiency) Equity
Current liabilities
Accounts payable	$34,580	$43,413
Current portion of long-term debt, including capital lease	3,908	508,793
Accrued vessel rent	8,674	3,697
Current liabilities of discontinued operations	217	3,699
Other accrued liabilities	98,127	108,499

Total current liabilities	145,506	668,101
Long-term debt, including capital lease, net of current portion	610,540	7,530
Deferred rent	14,672	18,026
Deferred tax liability	5,456	4,775
Other long-term liabilities	25,568	47,533

Total liabilities	801,742	745,965

Stockholders’ (deficiency) equity
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 100,000 shares authorized, 34,707 shares issued and 30,907 shares outstanding as of September 25, 2011 and 34,546 shares issued and 30,746 shares outstanding as of December 26, 2010	347	345
Treasury stock, 3,800 shares at cost	(78,538)	(78,538)
Additional paid in capital	193,924	193,266
Accumulated deficit	(239,698)	(73,843)
Accumulated other comprehensive loss	(308)	(1,438)

Total stockholders’ (deficiency) equity	(124,273)	39,792

Total liabilities and stockholders’ (deficiency) equity	$677,469	$785,757

Horizon Lines 3rd Quarter 2011	Page 11 of 15

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Nine Months Ended
	September 25, 2011	September 19, 2010	September 25, 2011	September 19, 2010
Operating revenue	$321,944	$297,612	$914,826	$863,657
Operating expense:
Vessel	112,724	95,727	337,935	296,625
Marine	63,491	51,983	185,262	157,521
Inland	54,573	46,671	159,256	133,872
Land	37,832	37,451	112,308	108,888
Rolling stock rent	12,246	9,972	35,509	29,797

Cost of services (excluding depreciation expense)	280,866	241,804	830,270	726,703
Depreciation and amortization	10,869	10,834	33,362	32,709
Amortization of vessel dry-docking	3,896	4,310	12,054	10,681
Selling, general and administrative	20,247	20,222	66,751	61,698
Goodwill impairment	117,506	—	117,506	—
Impairment charge	2,203	1,799	5,021	1,799
Legal settlements	—	—	(19,202)	—
Miscellaneous (income) expense, net	(189)	536	246	(154)

Total operating expense	435,398	279,505	1,046,008	833,436
Operating (loss) income	(113,454)	18,107	(131,182)	30,221
Other expense:
Interest expense, net	13,418	9,834	37,044	29,510
Loss on modification of debt	30	—	633	—
Other (income) expense, net	(92)	10	(60)	15

(Loss) income from continuing operations before income tax (benefit) expense	(126,810)	8,263	(168,799)	696
Income tax (benefit) expense	(323)	45	(1,994)	48

(Loss) income from continuing operations	(126,487)	8,218	(166,805)	648
Income (loss) from discontinued operations	120	(471)	951	(2,495)

Net (loss) income	$(126,367)	$7,747	$(165,854)	$(1,847)

Basic and diluted net (loss) income per share:
Continuing operations	$(4.09)	$0.26	$(5.40)	$0.02
Discontinued operations	0.00	$(0.01)	0.03	$(0.08)

Basic and diluted net (loss) income per share	$(4.09)	$0.25	$(5.37)	$(0.06)

Number of shares used in calculation:
Basic	30,907	30,865	30,858	30,660
Diluted	30,907	31,196	30,858	30,660
Dividends declared per common share	$—	$0.05	$—	$0.15

Horizon Lines 3rd Quarter 2011	Page 12 of 15

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 25, 2011	September 19, 2010
Cash flows from operating activities:
Net (loss) income from continuing operations	$(166,805)	$648

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	18,123	17,476
Amortization of other intangible assets	15,239	15,233
Amortization of vessel dry-docking	12,054	10,681
Amortization of deferred financing costs	3,167	2,535
Goodwill impairment	117,506	—
Impairment charge	5,020	1,799
Legal settlement	(19,202)	—
Loss on modification of debt	633	—
Deferred income taxes	394	55
Gain on equipment disposals	(814)	(27)
Gain on sale of interest in joint venture	—	(724)
Stock-based compensation	582	1,890
Accretion of interest on convertible notes	8,732	8,045
Accretion of interest on legal settlements	547	—
Changes in operating assets and liabilities:
Accounts receivable	(20,968)	(12,248)
Materials and supplies	(833)	2,090
Other current assets	(5,616)	(1,151)
Accounts payable	(8,832)	(3,893)
Accrued liabilities	(6,948)	1,145
Vessel rent	2,139	(9,657)
Vessel dry-docking payments	(9,861)	(15,761)
Accrued legal settlements	(1,768)	—
Other assets/liabilities	(868)	704

Net cash used in operating activities	(58,379)	18,840

Cash flows from investing activities:
Purchases of property and equipment	(10,014)	(8,502)
Proceeds from the sale of property and equipment	2,111	283
Proceeds from the sale of interest in joint venture	—	1,100

Net cash used in investing activities	(7,903)	(7,119)

Cash flows from financing activities:
Borrowing under revolving credit facility	104,500	87,800
Borrowing under bridge loan	14,657	—
Payments on revolving credit facility	(14,500)	(75,500)
Payments on long-term debt	(14,063)	(14,063)
Payments of financing costs	(17,934)	—
Payments on capital lease obligations	(1,201)	—
Dividends to stockholders	—	(4,636)
Common stock issued under employee stock purchase plan	—	70

Net cash provided by (used in) financing activities	71,459	(6,329)

Net increase in cash from continuing operations	5,177	5,392
Net increase (decrease) in cash from discontinued operations	5,728	(7,392)

Net increase (decrease) in cash	10,905	(2,000)
Cash at beginning of period	2,751	6,419

Cash at end of period	$13,656	$4,419

Horizon Lines 3rd Quarter 2011	Page 13 of 15

Horizon Lines, Inc.

Adjusted Operating (Loss) Income Reconciliation

($ in Thousands)

	Quarter Ended September 25, 2011	Quarter Ended September 19, 2010	Nine Months Ended September 25, 2011	Nine Months Ended September 19, 2010
Operating (Loss) Income	$(113,454)	$18,107	$(131,182)	$30,221

Adjustments:
Goodwill Impairment	117,506	—	117,506	—
Impairment Charge	2,203	1,799	5,021	1,799
Antitrust Legal Expenses	679	1,475	3,806	3,463
Refinancing Costs	30	—	1,538	—
Union/Other Severance	101	108	3,066	468
Legal Settlements	—	—	(18,202)	—

Total Adjustments	120,519	3,382	112,735	5,730

Adjusted Operating Income (Loss)	$7,065	$21,489	$(18,447)	$35,951

Horizon Lines, Inc.

Adjusted Net (Loss) Income Reconciliation

($ in Thousands)

	Quarter Ended September 25, 2011	Quarter Ended September 19, 2010	Nine Months Ended September 25, 2011	Nine Months Ended September 19, 2010
Net (Loss) Income	$(126,367)	$7,747	$(165,854)	$(1,847)
Net Income (Loss) from Discontinued Operations	120	(471)	951	(2,495)

Net (Loss) Income from Continuing Operations	(126,487)	8,218	(166,805)	648

Adjustments:
Goodwill Impairment	117,506	—	117,506	—
Impairment Charge	2,203	1,799	5,021	1,799
Antitrust Legal Expenses	679	1,475	3,806	3,463
Loss on Modification of Debt/Other Refinancing Costs	30	—	1,538	—
Union/Other Severance	101	108	3,066	468
Accretion of legal settlement	263	—	547	—
Legal Settlement	—	—	(18,202)	—
Tax Impact of Adjustments	97	(169)	(647)	(182)

Total Adjustments	120,879	3,213	112,635	5,548

Adjusted Net (Loss) Income from Continuing Operations	$(5,608)	$11,431	$(54,170)	$6,196

Horizon Lines 3rd Quarter 2011	Page 14 of 15

Horizon Lines, Inc.

Adjusted Net (Loss) Income Per Share Reconciliation

	Quarter Ended September 25, 2011	Quarter Ended September 19, 2010	Nine Months Ended September 25, 2011	Nine Months Ended September 19, 2010
Net (Loss) Income Per Share	$(4.09)	$0.25	$(5.37)	$(0.06)
Net Income (Loss) Per Shares from Discontinued Operations	—	(0.01)	0.03	(0.08)

Net (Loss) Income Per Share from Continuing Operations	(4.09)	0.26	(5.40)	0.02

Adjustments Per Share:
Goodwill Impairment	3.80	—	3.81	—
Impairment Charge	0.07	0.06	0.16	0.06
Antitrust Legal Expenses	0.02	0.05	0.12	0.11
Loss on Modification of Debt/Other Refinancing Costs	—	—	0.05	—
Union/Other Severance	0.01	—	0.10	0.01
Accretion of legal settlement	0.01	—	0.02	—
Legal Settlements	—	—	(0.59)	—
Tax Impact of Adjustments	—	—	(0.02)	(0.01)

Total Adjustments	3.91	0.11	3.65	0.17

Adjusted Net (Loss) Income Per Share from Continuing Operations	$(0.18)	$0.37	$(1.75)	$0.19

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

($ in Thousands)

	Quarter Ended September 25, 2011	Quarter Ended September 19, 2010	Nine Months Ended September 25, 2011	Nine Months Ended September 19, 2010
Net (Loss) Income	$(126,367)	$7,747	$(165,854)	$(1,847)
Net Income (Loss) from Discontinued Operations	120	(471)	951	(2,495)

Net (Loss) Income from Continuing Operations	(126,487)	8,218	(166,805)	648

Interest Expense, Net	13,418	9,834	37,044	29,510
Tax (Benefit) Expense	(323)	45	(1,994)	48
Depreciation and Amortization	14,765	15,144	45,416	43,390

EBITDA	(98,627)	33,241	(86,339)	73,596
Goodwill Impairment	117,506	—	117,506	—
Impairment Charge	2,203	1,799	5,021	1,799
Antitrust Legal Expenses	679	1,475	3,806	3,463
Loss on Modification of Debt/Other Refinancing Costs	30	—	1,538	—
Union/Other Severance	101	108	3,066	468
Legal Settlements	—	—	(18,202)	—

Adjusted EBITDA	$21,892	$36,623	$26,396	$79,326

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, and (ii) EBITDA is a measure used by our management team to make day-to-day operating decisions. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, for making day-to-day operating decisions.

Horizon Lines 3rd Quarter 2011	Page 15 of 15

Horizon Lines, Inc.

September YTD Free Cash Flow

($ in millions)

	2011	2010
Adjusted EBITDA	$26.4	$79.3
Stock Based Compensation	0.6	1.9
Gain on Equipment Disposals	(0.8)	(0.7)
Working Capital	(39.3)	(3.6)
Vessel Payments in Access of Accrual	2.1	(9.7)
Annual Cash Incentive Plan	—	(5.4)
Capital Expenditures	(10.0)	(8.5)
Dry-Dock Expenditures	(9.9)	(15.8)
Sale of joint venture	—	1.1
Interest, Net	(25.8)	(23.6)
Proceeds from Equipment Disposals	2.1	0.3
Taxes	0.1	0.1

Adjusted Free Cash Flow	(54.5)	15.4
Antitrust Legal Expenses	(7.4)	(3.3)
Restructuring Charge Payments	(1.4)	(0.1)
Equipment Impairment	(0.6)	—
Union / Other Severance	(1.5)	(0.3)

Free Cash Flow	(65.4)	11.7
Debt Borrowing	119.2	87.8
Debt/Capital Lease Payments	(29.8)	(89.6)
Financing Fees / Loss of Debt Modification	(18.8)	—
Common Stock Issued Under ESPP	—	0.1
Dividends	—	(4.6)

Net Cash Flow for Continuing Operations	$5.2	$5.4

Net Cash Flow for Discontinued Operations	5.7	(7.4)

Net Cash Flow	$10.9	$(2.0)

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